FRASHER AND ASSOCIATES
                         1475 Saratoga Avenue, Suite 190
                               San Jose, CA 95129
                 Office (408) 366-5000 Facsimile (408) 366-5008






                       CONSENT OF INDEPENDENT ACCOUNTANT

To the Trustees and Shareholder of JWB Aggressive Growth Fund:

We hereby give consent to the use of the name Frasher & Associates, Certified Public Accountants, by JWB Agressive Growth Fund (the "Fund") in connection with the examination of the financial statements of the Fund and the provision of other audit, tax and related services.


Frasher & Associates
San Jose,  California
February 21, 1996